PKF
Accountants &
business advisers

August 13, 2014

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
USA

Asia Green Agriculture Corporation (the “Company”)

Dear Sirs,

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K report it will file under the recent change of auditors. We agree such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours faithfully,

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China